Exhibit 5.2

August 12, 2016

SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203

RE:                           Offering of $172,500,000 aggregate principal amount of 1.50% Senior Notes due 2021 pursuant to SM Energy Company’s Registration Statement on Form S-3 (File No. 333-203936)

Ladies and Gentlemen:

We have acted as counsel to SM Energy Company, a Delaware corporation (the “Company”), in connection with the proposed offering, issuance and sale by the Company of up to $172,500,000 aggregate principal amount of the Company’s 1.50% Senior Notes due 2021 (the “Notes”). The Notes are being issued under an Indenture dated as of May 21, 2015 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture thereto dated as of August 12, 2016 (the “Supplemental Indenture”). The Base Indenture, as amended and supplemented by the Supplemental Indenture, is referred to herein as the “Indenture.”  The Notes are being sold by the Company to the several underwriters pursuant to an Underwriting Agreement dated as of August 8, 2016 (the “Underwriting Agreement”) among the Company and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.  The Notes are convertible into cash, shares of Common Stock of the Company (the “Common Stock”) or a combination thereof at the election of the Company in accordance with the terms of the Indenture. The maximum number of shares of Common Stock initially issuable upon conversion of the Notes is referred to herein as the “Underlying Shares of Common Stock.”

We have participated in the preparation of a prospectus supplement dated August 8, 2016 (the “Prospectus Supplement”), and the prospectus dated August 8, 2016 (the “Prospectus”), each forming part of the Registration Statement on Form S-3 (File No. 333-203936) (the “Registration Statement”). The Prospectus Supplement has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law (the “DGCL”), corporate records and documents of the Company, certificates of officers of the Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to:

1.             the Registration Statement, the Prospectus and the Prospectus Supplement;

2.             the executed Underwriting Agreement;

3.             the executed Indenture;

4.             the executed global security representing the Notes (the “Global Note”);

5.             the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on November 17, 1992, as amended by the Certificate of Amendment filed June 22, 1998, the Certificate of Amendment filed May 31, 2001, the Certificate of Amendment filed May 26, 2005, and the Certificate of Amendment filed June 1, 2010, and certified by the Secretary of State of the State of Delaware;

6.             the Amended and Restated By-Laws of the Company, effective as of December 15, 2015, certified by the Secretary of the Company as being in full force and effect on the date hereof; and

7.             corporate records of the Company, as furnished and certified to us by the Company, including copies of resolutions duly adopted by (a) the Board of Directors of the Company (the “Board”), dated August 6, 2016 and August 8, 2016 and (b) the Pricing Committee of the Board dated August 8, 2016.

In making our examination, we have assumed (i) that all signatures on documents examined by us are genuine, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies, (iv) that each individual signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity, (v) that each individual signing in a representative capacity any document reviewed by us had legal capacity to sign in such capacity, (vi) that the obligations of the parties to the Underwriting Agreement (other than the Company) are valid, binding and enforceable, (vii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, and (viii) the accuracy, completeness and authenticity of certificates of public officials. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In connection with the opinions hereinafter expressed, we have assumed that the Notes will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:

1.  The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Indenture have been duly authorized by all necessary corporate action on the part of the Company.

2.  The Indenture has been duly executed and delivered by the Company.

3.  The execution, issuance and delivery by the Company of, and the performance by the Company of its obligations under, the Notes have been duly authorized by all necessary corporate action on the part of the Company.

4.  The Global Note has been duly executed by the Company in accordance with the terms of the Indenture and has been delivered by the Company in accordance with the terms of the Indenture.

5.  The Underlying Shares of Common Stock have been duly authorized and reserved for issuance upon conversion of the Notes and such shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited in all respects to the DGCL and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof and to the incorporation by reference of this opinion letter into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP